As filed with the Securities and Exchange Commission on September 25, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTELLUS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4627978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Holly Lane North, Suite 40

Plymouth, Minnesota, 55447

(Address of principal executive offices) (Zip code)

Entellus Medical, Inc. 2017 Employment

Inducement Incentive Award Plan

(Full title of the plan)

Robert S. White

President and Chief Executive Officer

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

(763) 463-1595

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

Campbell Mithun Tower, Suite 2000

222 South Ninth Street

Minneapolis, Minnesota 55402

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share
Entellus Medical, Inc. 2017 Employment Inducement Incentive Award Plan	322,500 shares(2)	$16.44(3)	$5,301,900.00	$614.49
Entellus Medical, Inc. 2017 Employment Inducement Incentive Award Plan	127,500 shares(4)	$16.85(5)	$2,148,375.00	$249.00
Total	450,000 shares		$7,450,275.00	$863.49

(1)	The Entellus Medical, Inc. 2017 Employment Inducement Incentive Award Plan (the “Plan”) authorizes the issuance of not more than 450,000 shares of the registrant’s common stock, $0.001 par value per share (“Common Stock”), all of which are being registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Represents 322,500 shares of Common Stock subject to outstanding option awards granted under the Plan. To the extent any such shares of Common Stock subject to awards outstanding under the Plan are terminated, expire or lapse for any reason without delivery of shares of Common Stock, such shares of Common Stock will become available for future issuance under the Plan. See footnote 4 below.
(3)	With respect to shares of Common Stock subject to outstanding stock options granted under the Plan, estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $16.44 per share for such outstanding stock options granted under the Plan.
(4)	Represents 127,500 shares of Common Stock available for future issuance under the Plan. To the extent outstanding option awards granted under the Plan are terminated, expire or lapse for any reason and are not issued under the Plan, the shares of Common Stock subject to such option awards will become available for future issuance under the Plan.
(5)	With respect to shares of Common Stock available for future issuance under the Plan, estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h)(1) and (c) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported on the NASDAQ Global Market on September 20, 2017.

EXPLANATORY NOTE

On July 5, 2017, the Board of Directors of Entellus Medical, Inc. (the “Registrant,” “we,” “us,” or “our”) adopted the Entellus Medical, Inc. 2017 Employment Inducement Incentive Award Plan (the “Plan”). The Registrant is filing this registration statement on Form S-8 (“Registration Statement”) to register 450,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible individuals under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). We will send or give the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by SEC Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will update and supersede this information. We are incorporating by reference the following documents into this Registration Statement:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017 (SEC File No. 001-36814);

(b)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017 filed with the SEC on May 5, 2017 and August 4, 2017, respectively (SEC File No. 001-36814);

(c)	our Current Reports on Form 8-K (only to the extent information is “filed” and not “furnished”) filed with the SEC on January 5, 2017, January 25, 2017, January 31, 2017, April 6, 2017, April 12, 2017, June 14, 2017, July 7, 2017, July 14, 2017 and September 25, 2017 and our Current Report on Form 8-K/A filed on September 25, 2017 (SEC File No. 001-36814); and

(d)	the description of our common stock contained in the prospectus included in our Registration Statement on Form S-1, as amended (SEC File No. 333-201237), which description is incorporated by reference into the Registration Statement on Form 8-A filed with the SEC on January 23, 2015, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description (SEC File No. 001-36814).

In addition, all documents filed with the SEC by us (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any

Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Entellus Medical, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015, SEC File No. 001-36814)

4.2	Amended and Restated Bylaws of Entellus Medical, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015, SEC File No. 001-36814)

4.3	Form of Common Stock Certificate of Entellus Medical, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 15, 2015, SEC File No. 333-201237)

5.1	Opinion of Fox Rothschild LLP regarding validity of the shares to be issued (filed herewith)

23.1	Consent of Grant Thornton LLP, an independent registered public accounting firm (filed herewith)

23.2	Consent of Frank, Rimerman + Co. LLP, independent auditors (filed herewith)

23.3	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Entellus Medical, Inc. 2017 Employment Inducement Incentive Award Plan (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on September 25, 2017.

ENTELLUS MEDICAL, INC. (Registrant)

By:	/s/ Robert S. White
Name:	Robert S. White
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Entellus Medical, Inc., hereby severally constitute and appoint Robert S. White and Brent A. Moen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Robert S. White Robert S. White	President and Chief Executive Officer (Principal Executive Officer)	September 25, 2017

/s/ Brent A. Moen Brent A. Moen	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2017

/s/ John K. Bakewell John K. Bakewell	Director	September 25, 2017

/s/ Joshua Baltzell Joshua Baltzell	Director	September 25, 2017

/s/ Brian E. Farley Brian E. Farley	Chairman of the Board	September 25, 2017

/s/ Shawn McCormick Shawn McCormick	Director	September 25, 2017

/s/ David B. Milne David B. Milne	Director	September 25, 2017

/s/ James C. Momtazee James C. Momtazee	Director	September 25, 2017

/s/ Guido Neels Guido Neels	Director	September 25, 2017

/s/ Douglas S. Rohlen Douglas S. Rohlen	Director	September 25, 2017